ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 3RD QUARTER 2008 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 14, 2008 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 2008.

EST reported sales for the third quarter of 2008 of $606,559 compared to $682,945 for the same quarter in 2007. Net Income for the third quarter of 2008 was $25,449, or $0.01 per share, compared with Net Income of $42,838, or $0.01 per share, for the third quarter of 2007. For the nine-month period, EST recorded a net loss of $108,068 or $(0.02) per share on sales of $1,667,605 for the nine month period ended September 30, 2008, compared with a net income $165,142 or $0.03 per share on sales of $2,031,481 for the same period in 2007.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology. Contact EST for more details.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Nine Months Ended
	Sept 30 2008	Sept 30 2007	Sept 30 2008	Sept 30 2007
Sales	$606,559	$682,945	$ 1,667,605	$ 2,031,481
Net income (loss) before tax	33,363	97,538	(125,554)	249,842
Net Income (loss)	25,449	42,838	(108,068)	165,142
Weighted average common Shares outstanding	5,158,667	5,153,667	5,157,660	5,237,537
Basic Earnings (Loss) per Share	$ 0.01	$ 0.01	$(0.02)	$ 0.03
Diluted Earnings (Loss) per Share	$ 0.01	$ 0.01	$ (0.02)	$ 0.03

Selected Balance Sheet Information
(Unaudited)
	Sept 30 2008	December 31, 2007
Cash and cash equivalents	$ 1,119,069	$ 1,479,985
Total current assets	3,037,327	3,295,827
Property & equipment (net)	123,400	147,441
Total assets	3,198,767	3,477,208
Total current liabilities	179,981	248,860
Long-term debt	-0-	-0-
Stockholders' equity	2,977,886	3,179,348

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM